Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES THIRD QUARTER 2023 RESULTS

Third quarter revenue increased 31% sequentially

Cash from operations of $26.8 million

Successfully completed the acquisition of Great North

HOUSTON, October 26, 2023 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”), a developer, manufacturer and provider of highly engineered equipment, service, and innovative technologies for use in the energy industry, today reported operational and financial results for the third quarter of 2023.

Third Quarter Highlights

•
Revenue of $117.2 million increased 31% sequentially and 33% year-over-year
•
Net Loss of $7.0 million decreased $10.5 million sequentially and $20.3 million year-over-year
•
Adjusted EBITDA of $12.4 million increased $3.6 million sequentially and increased $5.3 million year-over-year
•
Gross Margin of 27.0% increased 32 basis points sequentially and increased 154 basis points year-over-year
•
Cash provided by operations of $26.8 million, an increase of $25.8 million year-over-year
•
Free cash flow of $21.4 million increased $20.3 million sequentially and $30.6 million year-over-year
•
Net Bookings of $46.5 million decreased 36% sequentially and 25% year-over-year
•
Remain on track to complete footprint optimization initiatives by year end 2023
•
Awarded wellhead tender with Petrobras supporting their pre-salt well development project worth up to $28 million
•
First delivery of XPak De™ liner hangers for exploration projects in Africa
•
Participation in a geothermal project in New Zealand through our connector product line
•
Successfully completed the acquisition of Great North which contributed $15.5 million to third quarter revenue

“Our third quarter delivered strong revenue, both from the addition of Great North, as well as growth driven by key deliveries to customers in markets such as Brazil, the Middle East, and West Africa. After closing on the Great North acquisition in early August, results for that business this quarter were in line with expectations, and we are excited about its continued growth trajectory,” said Jeff Bird, Dril-Quip’s President and Chief Executive Officer. “Free cash flow was very strong this quarter, the highest since 2017, as we improved overall working capital and received a long-awaited U.S. tax refund.”

“More recently, capacity constraints in the offshore rig market are introducing headwinds. Multiple customers have delayed product orders and service deliveries due to rig availability delaying drilling schedules, with latest estimates pushing some activity to spring of 2024. This directly impacted the bookings figure in the third quarter, as well as, our mix of Subsea Product and Subsea Service revenue, in comparison to our expectations. The lower Subsea Service revenue ultimately drove lower profitability in the third quarter. Our view that we are in the early innings of a multi-year offshore upcycle and that Dril-Quip’s portfolio is well-positioned for growth remains unchanged. We look forward to updating investors on our 2024 outlook and updates to our strategic initiatives on our year-end earnings conference call in February 2024.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Q3 2023 Investor Presentation” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the third quarter of 2023 was $117.2 million, up $27.6 million from the second quarter of 2023 and up $29.1 million compared to the third quarter of 2022. The increase in revenue was primarily driven by the acquisition of Great North in the third quarter which contributed $15.5 million in the quarter and an increase of $11.3 million in our Subsea Products segment as key customer deliveries were made in growing international offshore markets. Well Construction revenues increased $16.2 million sequentially, from $21.4 million to $37.6 million, primarily driven by the acquisition of Great North as well as large bore liner hanger growth in offshore Brazil and West Africa. Subsea Services segment revenue increased 6% year-over-year to $23.7 million, and Subsea Products segment revenue increased 15% compared to the prior year to $55.9 million.

Cost of sales for the third quarter of 2023 was $85.6 million, an increase of $19.9 million sequentially and year-over year. Gross operating margin for the third quarter of 2023 was 27.0%, up from 26.7% for the second quarter of 2023 and up from 25.4% year-over-year. Gross margins increased year-over-year, driven by incremental leverage on higher sales in Well Construction and Subsea Products.

Selling, General, Administrative, and Engineering Expenses

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2023 were $27.0 million, an increase of $4.9 million compared to the second quarter of 2023 and an increase of $4.6 million year-over-year. SG&A increased sequentially and year-over-year primarily due the addition of Great North expenses and an increase to the bad debt reserve due to higher activity. Engineering and product development expenses were $3.1 million for the third quarter of 2023, a decrease of $0.1 million from the second quarter of 2023 and an increase of $0.4 million year-over-year. The year-over-year increase is attributed to increased testing and qualification activities related to specific international customer requirements.

Net Income, Adjusted EBITDA and Free Cash Flow

For the third quarter of 2023, the Company reported net loss of $7.0 million, or a loss of $0.21 per share. This compares to net income of $3.5 million, or $0.10 per share, for the second quarter of 2023 and a net income of $13.3 million, or $0.39 per share, in the prior year period.

Adjusted EBITDA totaled $12.4 million for the third quarter of 2023 compared to $8.8 million for the second quarter 2023 and $7.0 million in the prior year period. The increase in adjusted EBITDA sequentially and from the year ago period can be attributed to increased revenues and the acquisition of Great North in the third quarter of 2023.

Cash provided by operations was $26.8 million for the third quarter of 2023, an improvement of $15.5 million sequentially and $25.8 million year-over-year. Free cash flow was $21.4 million for the third quarter of 2023, an improvement of $20.3million sequentially and $30.6 million year-over-year. The improvement was primarily driven by the receipt of an U.S. tax refund of $16.8 million and improvements to Days Sales Outstanding in the third quarter, partially offset by an increase in finished goods inventory in anticipation of future growth. Capital expenditures in the third quarter of 2023 were $5.4 million, the majority of which was related to rental tools bound for work already secured. The company utilized $92.3M to complete the acquisition of Great North in the third quarter, including transaction and integration-related costs and customary working capital adjustments. Ending cash, cash equivalents and short-term investments as of September 30, 2023, were $190.0 million. The Company expects free cash flow to be positive in the fourth quarter of 2023.

Share Repurchases

During the third quarter of 2023, the Company did not make any share repurchases. The Company has approximately $103 million remaining of the current authorization by the Board of Directors. The Company continues to evaluate the amount and timing of its share repurchases as part of its overall capital allocation strategy.

Conference Call and Webcast

Management will host a conference call and a webcast to discuss the financial results on October 27, 2023, at 10:00 a.m. Eastern Daylight Time / 9:00 a.m. Central Daylight Time. The presentation is open to all interested parties and may include forward-looking information.

To access the call, please dial in approximately ten minutes before the start of the call.

Conference Call and Webcast Details

Date / Time:	Friday, October 27, 2023, at 10:00 a.m. EDT / 9:00 a.m. CDT
Webcast:	https://www.webcaster4.com/Webcast/Page/2968/49306
U.S. Toll-Free Dial-In:	888-506-0062
International Dial-In:	973-528-0011
Conference ID:	296785

For those unable to participate in the live call, an audio replay will be available following the call through midnight Friday, November 10, 2023. To access the replay, please call 877-481-4010 or 919-882-2331 (International) and enter confirmation code 49306. A replay of the webcast will also be archived shortly after the call and can be accessed on the Company’s website.

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, benefits of the recently completed acquisition, anticipated project bookings, expected timing of completing strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the impact of actions taken by the OPEC and non-OPEC nations to adjust their production levels, risks related to the recently completed acquisition, including the risk that the benefits of the acquisition may not be fully realized or may take longer to realize than expected, that we will fail to successfully integrate the properties and assets into our business and that management attention will be diverted to integration-related issues, the impact of general economic conditions, including inflation, on economic activity and on our operations, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, stock-based compensation, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Erin Fazio, Director of Corporate Finance

Erin_Fazio@dril-quip.com

Dril-Quip, Inc.
Comparative Condensed Consolidated Income Statement
(Unaudited)
	Three months ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(In thousands, except per share data)
Revenues:
Products	$77,603	$55,828	$58,508
Services	27,214	23,733	20,443
Leasing	12,427	10,046	9,190
Total revenues	117,244	89,607	88,141
Costs and expenses:
Cost of sales	85,603	65,711	65,710
Selling, general and administrative	26,993	22,114	22,431
Engineering and product development	3,061	3,202	2,645
Restructuring and other charges	2,267	(610)	4,101
Gain on sale of property, plant and equipment	(1,027)	(738)	(17,276)
Acquisition costs	5,358	1,134	-
Foreign currency transaction loss (gain)	1,060	(4,812)	(1,901)
Total costs and expenses	123,315	86,001	75,710
Operating income (loss)	(6,071)	3,606	12,431
Interest income, net	(2,312)	(1,979)	(248)
Income tax provision (benefit)	3,275	2,102	(610)
Net income (loss)	$(7,034)	$3,483	$13,289
Net income (loss) per share
Basic	$(0.21)	$0.10	$0.39
Diluted	$(0.21)	$0.10	$0.39
Depreciation and amortization	$7,899	$7,049	$7,123
Capital expenditures	$5,430	$10,187	$10,283
Weighted Average Shares Outstanding
Basic	34,132	34,130	33,948
Diluted	34,132	34,490	34,232

Dril-Quip, Inc.
Comparative Condensed Consolidated Balance Sheets
(Unaudited)
	September 30, 2023	December 31, 2022
	(In thousands)
Assets:
Cash and cash equivalents	$181,072	$264,804
Short-term investments	8,911	32,232
Other current assets	519,057	452,988
PP&E, net	211,806	181,270
Other assets	86,722	38,657
Total assets	$1,007,568	$969,951
Liabilities and Equity:
Current liabilities	$106,735	$87,555
Deferred income taxes	12,114	3,756
Other long-term liabilities	18,257	6,288
Total liabilities	137,106	97,599
Total stockholders equity	870,462	872,352
Total liabilities and equity	$1,007,568	$969,951

Dril-Quip, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share to Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and EPS:	Three months ended
	September 30, 2023		June 30, 2023		September 30, 2022
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$(7,034)	$(0.21)	$3,483	$0.10	$13,289	$0.39
Adjustments (after tax):
Reverse the effect of foreign currency transaction loss (gain)	837	0.02	(3,801)	(0.11)	(1,502)	(0.04)
Restructuring and other charges, including severance	2,036	0.06	(14)	-	3,240	0.09
Gain on sale of property, plant and equipment	(811)	(0.02)	(583)	(0.02)	(13,648)	(0.40)
Adjusted net income (loss)	$(4,972)	$(0.15)	$(915)	$(0.03)	$1,379	$0.04

Dril-Quip, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(In thousands)
Net income (loss)	$(7,034)	$3,483	$13,289
Add:
Interest income, net	(2,312)	(1,979)	(248)
Income tax provision (benefit)	3,275	2,102	(610)
Depreciation and amortization expense	7,899	7,049	7,123
Restructuring and other charges	2,267	(610)	4,101
Acquisition costs	5,358	1,134	-
Gain on sale of property, plant and equipment	(1,027)	(738)	(17,276)
Foreign currency transaction loss (gain)	1,060	(4,812)	(1,901)
Stock compensation expense	2,576	2,566	2,569
Other	309	592	-
Adjusted EBITDA	$12,371	$8,787	$7,047

Dril-Quip, Inc.
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(In thousands)
Net cash provided by operating activities	$26,805	$11,282	$1,042
Less:
Purchase of property, plant and equipment	(5,430)	(10,187)	(10,283)
Free cash flow	$21,375	$1,095	$(9,241)